Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Conversion Rate Adjustment for
Convertible Note

INCLINE VILLAGE, NV, March 4, 2015 - PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that the adjusted conversion rate for the:

•	3.75% Convertible Senior Notes due May 1, 2015 (May 2015 Notes), is 174.8506 shares of common stock per $1,000 principal amount or approximately $5.72 per share, effective March 3, 2015.

The conversion rate for the note is adjusted in connection with the regular quarterly dividend of $0.15 to be paid on March 12, 2015, to all stockholders who own shares of PDL on March 5, 2015, the record date.

May 2015 Notes

The conversion rate for the May 2015 Notes was previously 171.1768 shares of common stock per $1,000 principal amount of the May 2015 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL's common stock for the 10 consecutive trading days immediately preceding the ex-dividend date of March 3, 2015, for the cash dividend, and the denominator of which is such average closing price minus the per share dividend amount.

About PDL BioPharma
PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $780 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on intellectual property asset management, acquiring new income generating assets and maximizing value for its shareholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

For more information, please visit www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
The foregoing statements regarding PDL's intentions with respect to the cash dividend payment described above constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Important factors that could impair the value of the Company’s assets and limit the Company’s ability to pay dividends are disclosed in the risk factors contained in the Company’s 2014 Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward looking statement except as required by law.

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